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                                                                    EXHIBIT 99
                                Staples, Inc.
100 Pennsylvania Avenue P.O. Box 9328 Framingham, MA 01701-9328  (508) 370-8500

For Immediate Release                  Contact:  John B. Wilson
September 12, 1995                               EVP and CFO
                                                 (508) 370-8967

                                                 Samuel J. Levenson, CPA
                                                 Director of Investor Relations
                                                 (508) 370-7963
                                                 SLevenson@Staples.com

     STAPLES, INC. ANNOUNCES $265 MILLION CONVERTIBLE DEBENTURE OFFERING


      FRAMINGHAM, MA, September 12, 1995 -- Staples, Inc. (NASDAQ:SPLS) announced today that it proposes to offer a new issue of $265 million of 4 1/2% Convertible Subordinated Debentures due 2000 (the "Debentures").

      Such Debentures will be convertible into Staples common stock, at the option of the holder, at a conversion price of $33.00 per share. The Company may also issue up to an additional $35 million of Debentures to cover over-allotments made in connection with such offering.

      The company intends to use the proceeds from the sale of the Debentures to repay outstanding amounts under its revolving credit agreement and for other general corporate purposes, including the financing of new store openings.

      Neither the Debentures nor the Common Stock issuable upon the conversion thereof will be registered under the Securities Act of 1933 and may not be offered or sold in the United States except pursuant to an applicable exemption from the Securities Act registration requirements.

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      This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Debentures. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.


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